Form N-SAR

Sub-Item 77D

Policies with Respect to Securities Investments

Janus Henderson Adaptive Global Allocation Fund

Janus Henderson Global Bond Fund

Janus Henderson Multi-Sector Income Fund

2-34393, 811-1879

Janus Henderson Adaptive Global Allocation Fund

New Policy:

The Fund seeks to achieve its investment objective by allocating its assets across a portfolio of global equity, global fixed-income, and, at times, commodities investments. In doing so, the Fund will attempt to reduce the risk of significant loss, or a drop in the value of the Fund’s capital that is unlikely to be regained over a full market cycle (a time period representing a significant market decline and recovery), while also participating in the upside growth of the capital markets. To achieve this objective, the Fund’s portfolio managers employ a “tail managed” strategy intended to tactically shift away from assets whose downside tail risks are perceived to be increasing and toward assets whose expected tail gains are increasing. As it relates to investing, “tails” represent the outliers of a distribution of returns or, in other words, outsized future moves both to the positive and negative. Tail events typically occur more often than expected, and a tail loss or a tail gain can have a substantial impact on a portfolio’s long-term performance.

The Fund uses a variety of investments to gain the desired exposure, including global equities, global fixed-income securities, and with respect to commodity-linked investments, exchange-traded funds (“ETFs”) and mutual funds. The Fund may invest in emerging markets, but will normally limit such investments to 30% of its net assets, measured at the time of purchase. Due to the nature of the securities in which the Fund invests, it may have relatively high portfolio turnover compared to other funds.

To implement the strategy, the portfolio managers utilize two complementary processes: a “top-down” macro analysis and a “bottom-up” risk/reward analysis, each of which are described below. These processes each employ certain proprietary models which provide forward-looking insights into capital markets and which seek to identify indicators of market stress or potential upside. Such models include a proprietary options implied information model that monitors day-to-day movements in options prices for indicators of risk and reward between asset classes, sectors, and regions. Using the proprietary models, the portfolio managers will adjust the Fund’s allocations and the underlying security exposures.

• Top-Down Macro Analysis. The top-down analysis focuses on how the Fund’s assets will be distributed between the global equity and global fixed-income asset classes, and, at times, the commodity asset class. The portfolio managers monitor expected tail gains and losses across the equity, fixed-income, and commodity asset classes. The portfolio managers intend to periodically adjust the Fund’s asset allocation to mitigate downside risk exposure that is perceived to be elevated and obtain exposure to upside gains. Accordingly, the Fund’s allocation to global equity investments, global fixed-income investments, and, at times, commodity-linked investments, will likely shift periodically to minimize exposure to tail losses and enhance exposure to tail gains. The periodic shifts in the Fund’s asset allocation may significantly impact the Fund’s risk profile.

• Bottom-Up Risk/Reward Analysis. The bottom-up analysis is designed to identify the underlying security exposures that comprise the Fund’s equity, fixed-income, and commodity asset classes, and periodically rebalance the Fund’s portfolio to maximize exposure to securities that are expected to provide tail gains while minimizing exposure to securities that are expected to provide tail losses. Within the Fund’s equity component, the portfolio managers intend to adjust the portfolio’s sector, currency, and regional exposures away from market capitalization weights based on their evaluation of expected tail loss and gain. Within the Fund’s fixed-income component, the portfolio managers intend to adjust the portfolio’s credit, duration, and regional exposures using the same analysis. Within the Fund’s commodity asset class, the portfolio managers intend to adjust individual commodity or sector exposures when appropriate using the same analysis.

The Fund may invest in equity securities including common and preferred stock, convertible equity securities, sponsored and unsponsored American Depositary Receipts and European Depositary Receipts, non-registered or restricted securities, warrants, and securities of other investment companies. The Fund may invest across all fixed-income sectors, including U.S. and non-U.S. government debt securities (“sovereign debt”). The types of fixed-income securities in which the Fund may invest include asset-backed securities, bank loans, corporate bonds, commercial paper, commercial and residential mortgage-backed securities, mortgage dollar rolls, depositary receipts, and floating-rate securities. The Fund may invest up to 20% of its assets in high-yield/high-risk bonds, also known as “junk” bonds. The Fund’s exposure to commodities may be obtained through ETFs, mutual funds and, at times, exchange-traded notes. In pursuing its investment objective, the Fund will have exposure to investments that are tied economically to a number of countries throughout the world.

The Fund intends to limit its use of derivatives to hedging portfolio risk arising from the Fund’s investments. For example, the Fund may use foreign exchange contracts or other similar instruments to reduce the impact of foreign exchange rate changes on the Fund’s value. In addition, the Fund may use derivatives instruments such as futures to hedge or limit the market exposure when the exchanges or markets in which the securities principally trade are closed or not available, or liquidity is scarce. The Fund may also enter into short sales for hedging purposes.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to one-third of its total assets as determined at the time of the loan origination.

Old Policy:

The Fund seeks to achieve its investment objective by allocating its assets across a portfolio of equity and fixed-income investments. In doing so, the Fund will attempt to reduce the risk of significant loss, or a drop in the value of the Fund’s capital that is unlikely to be regained over a full market cycle (a time period representing a significant market decline and recovery), while also participating in the upside growth of the capital markets. To achieve this objective, the Fund’s portfolio managers employ a “tail managed” strategy intended to tactically shift away from assets whose downside tail risks are perceived to be increasing and toward assets whose expected tail gains are increasing. As it relates to investing, “tails” represent the outliers of a distribution of returns or, in other words, outsized future moves both to the positive and negative. Tail events typically occur more often than expected, and a tail loss or a tail gain can have a substantial impact on a portfolio’s long-term performance.

On average, the allocation of the Fund’s assets will provide exposure of 70% to global equity investments and 30% to global bonds (also referred to as a 70% / 30% allocation). However, the Fund will have the flexibility to shift these allocations and may invest up to 100% of its assets in either asset class depending on market conditions. For example, the Fund may increase its exposure to bond investments during periods of increased equity market risk and may increase its exposure to equity investments during periods of economic strength. The Fund uses a variety of investments to gain exposure to the asset classes including, but not limited to, exchange-traded funds (“ETFs”) and derivatives. The Fund may invest in emerging markets, but will normally limit such investments to 30% of its net assets, measured at the time of purchase. Due to the nature of the securities in which the Fund invests, the Fund expects to have relatively high portfolio turnover compared to other funds.

To implement the strategy, the portfolio managers utilize two complementary processes: a “top-down” macro analysis and a “bottom-up” risk/reward analysis, each of which are described below. These processes each employ certain proprietary models which provide forward-looking insights into capital markets and which seek to identify indicators of market stress or potential upside. Such models include a proprietary options implied information model that monitors day-to-day movements in options prices for indicators of risk and reward between asset classes, sectors, and regions. Using the proprietary models, the portfolio managers will adjust the Fund’s allocations and the underlying security exposures. Although the Fund does not seek to track its benchmark index, this rebalancing may result in the Fund having higher tracking error than would be the case if the Fund maintained a 70% / 30% allocation across global equities and bonds.

• Top-Down Macro Analysis. The top-down analysis focuses on how the Fund’s assets will be distributed between the global equity and fixed-income asset classes in an effort to provide the long-term average risk exposure that a 70% / 30% allocation strategy typically provides. At times, the risk of a 70% / 30% allocation can be very different from this long-term average. The portfolio managers monitor expected tail gains and losses across the equity and fixed-income sectors. The portfolio managers intend to periodically adjust the Fund’s asset allocation to mitigate downside risk exposure that is perceived to be elevated and obtain exposure to upside gains. Accordingly, although the Fund’s long-term asset allocation targets a 70% global equity and 30% global fixed-income distribution, this allocation will likely shift periodically to minimize exposure to tail losses and enhance exposure to tail gains. The periodic shifts in the Fund’s asset allocation may significantly impact the Fund’s risk profile.

• Bottom-Up Risk/Reward Analysis. The bottom-up analysis is designed to identify the underlying security exposures that comprise the Fund’s equity and fixed-income components and periodically rebalance the Fund’s portfolio to maximize exposure to securities that are expected to provide tail gains while minimizing exposure to securities that are expected to provide tail losses. Within the Fund’s equity component, the portfolio managers intend to adjust the portfolio’s sector, currency, and regional exposures away from market capitalization weights based on their evaluation of expected tail loss and gain. Within the Fund’s fixed-income component, the portfolio managers intend to adjust the portfolio’s credit, duration, and regional exposures using the same analysis.

The Fund may invest in equity securities including common and preferred stock, convertible equity securities, sponsored and unsponsored American Depositary Receipts and European Depositary Receipts, non-registered or restricted securities, warrants, and securities of other investment companies. The Fund may invest across all fixed-income sectors, including U.S. and non-U.S. government debt securities (“sovereign debt”). The types of fixed-income securities in which the Fund may invest include asset-backed securities, bank loans, corporate bonds, commercial paper, commercial and residential mortgage-backed securities, mortgage dollar rolls, depositary receipts, and floating-rate securities. The Fund may invest up to 20% of its assets in high-yield/high-risk bonds, also known as “junk” bonds. The Fund’s exposure to fixed-income securities may be obtained through credit default swaps, other derivatives that provide exposure to fixed-income securities, and ETFs. In pursuing its investment objective, the Fund will have exposure to investments that are tied economically to a number of countries throughout the world.

The Fund intends to invest its assets in derivatives, which are instruments that have a value derived from, or directly linked to, an underlying asset, such as equity securities, fixed-income securities, commodities, currencies, interest rates, or market indices. The types of derivatives in which the Fund may invest, among others, include equity and interest rate swaps, credit default swaps (including index credit default swaps), forward contracts, futures (including index futures contracts), and options. The Fund may use derivatives to hedge, to increase or decrease the Fund’s exposure to a particular market, to adjust the Fund’s currency exposure relative to its benchmark index, or to gain access to foreign markets where direct investment may be restricted or unavailable. The Fund’s exposure to derivatives may create a leveraging effect on the portfolio where market exposure exceeds amounts invested. For example, when risk in the capital markets is deemed to be low, the Fund may seek gross notional investment exposure (generally, the total value of the assets underlying a derivatives contract at the time of valuation) of up to 50% of the Fund’s net assets in order to increase exposures and seek higher expected returns.

The Fund may enter into short sales for hedging purposes, to increase or decrease the Fund’s credit exposure, or to manage the Fund’s risk profile. The Fund may implement short positions through derivatives such as options, swaps, forwards, and futures contracts.

Under extreme market conditions, the Fund may invest up to 100% of its assets in cash or similar investments. The Fund may also manage its cash exposure by investing in commodity-linked investments, such as precious metals, or similar investments that generally protect against inflation and preserve real value and purchasing power. In these cases, the Fund may take positions that are inconsistent with its investment strategies. As a result, the Fund may not achieve its investment objective.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to one-third of its total assets as determined at the time of the loan origination.

Janus Henderson Global Bond Fund

New Policy:

The Fund may also enter into short positions for hedging purposes.

Janus Henderson Multi-Sector Income Fund

New Policy:

The Fund may also enter into short positions for hedging purposes.